TravelNow.com Inc.
                         318 Park Central East-Suite 306
                           Springfield, Missouri 65806

                                  July 31, 2000

Mr. Antoine Toffa
987 E. Fairchild Drive
Highlands Ranch, Colorado 80126

     Re: Terms of Engagement as a Director of TravelNow.com, Inc. effective as of May 3, 2000.

Dear Mr. Toffa:

     This letter sets forth the terms of your engagement as a member of the board of directors (the "Board") of TravelNow.com Inc. ("TravelNow") for the period commencing from the time of your initial appointment, May 3, 2000 (the "Effective Date") and ending at the time of the annual shareholders meeting in the year 2002. You will be required to stand for election to the Board at the annual shareholders meeting which will be held on the last Tuesday in September of 2000 and on the last Tuesday in September of 2001. By signing on the last page hereof, you agree to the following terms:

Scope of Services
-----------------

     You will serve as a member of the Board and perform all duties that such position entails, including, but not limited to, attendance at and participation in regular and special meetings of the Board.

Consideration
-------------

     In exchange for your service as a member of the Board, TravelNow will grant to you options exercisable for 20,000 shares of the common stock of TravelNow. Your shares will be exercisable on the Effective Date. The exercise price for the options granted to you is $8.25 which is the last quoted sale price of TravelNow's common shares on the date of the grant (May 3, 2000). These options will expire on the last Tuesday of September 2002, the date your last term as director of the Company expires. Such options shall be provided to you pursuant to the TravelNow Omnibus Stock Option Plan dated May 3, 2000, and subject to all of the restrictions contained therein. As of the date of this letter, TravelNow's common stock trades under the symbol TNOW on the NASDQ Small Cap.

Expenses
--------

     TravelNow will reimburse you for all reasonable out-of-pocket expenses incurred in the performance of your duties as a director, including, but not limited to, expenses incurred in attending meetings of the Board. TravelNow will review and pay such expenses with its normal procedures for paying the expenses of directors, including such documentation requirements as may be adopted from time to time.

TravelNow's Business Operations
-------------------------------

     The current business operations of TravelNow do not include acting as a "business travel related online interactive information service" as TravelNow understands the use of such phrase. If, in the future, TravelNow wishes to engage in such activities, it is agreed that you will resign your position on the Board. In this latter event you would be permitted to exercise any outstanding options at or prior to the time of your resignation.

     Because you are a director, TravelNow will provide you with information about its business activities. TravelNow will promptly notify you of all new lines of business entered by it. In addition, by signing this letter, you agree that you will not disclose to TravelNow any confidential information.

     Nothing contained in this letter shall in any way be interpreted as limiting the business ventures that may be pursued by TravelNow.

Additional Terms
----------------

     Your membership on the Board shall be subject to all the terms, powers, privileges, conditions and obligations applicable to directors which are contained in the Articles of Incorporation and Bylaws of TravelNow. Copies of such Articles and Bylaws will be provided to you upon your request.

     If the foregoing meets with your approval, please indicate your assent by signing this original letter and the enclosed copy, and returning the original to TravelNow at the address indicated above.

                                            Very truly yours,


                                            By: /s/ Jeff Wasson
                                            --------------------------------
                                            Jeff Wasson
                                            Chief Executive Officer
                                            TRAVELNOW.COM INC.

AGREED AND ACCEPTED:


By: /s/ Antoine Toffa
--------------------------------
Antoine Toffa